Exhibit 10.5

         Transbotics Corporation Announces Quarterly Results


    CHARLOTTE, N.C.--(BUSINESS WIRE)--July 13, 2007--Transbotics Corporation (OTCBB: TNSB) announced results for its fiscal quarter ended May 31, 2007. Net revenues increased to $2,882,086 compared to $2,303,101 for the fiscal quarter ended May 31, 2006. The Company achieved net income for the second quarter in 2007 of $24,796 compared to a net income of $4,917 in 2006. The increase in net income was primarily due to the increase in project revenues compared to the prior year.

    Net revenues for the six months period ended May 31, 2007 increased from $4,357,106 in 2006 to $4,389,768 in the latter period. Net income decreased to a net loss of ($352,463) in 2007 from net income of $13,544 in 2006. The primary reason for the decrease in the net income was the Company's increased development costs, which were primarily attributable to engineering resources being allocated to finalize developing technology requirements on several project offerings.

    Earnings per share were $.01 for the most recent fiscal quarter compared to earnings per share of $.00 in 2006, and losses were ($.07) per share for the most recent six month period compared to earnings per share of $.00 for the corresponding period in 2006.

    On May 31, 2007, the Company's backlog decreased to approximately $2,450,000 compared to approximately $3,350,000 one year earlier.

    For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The Company is a leading North American Automation Solutions Integrator that manufactures, installs and supports various automation technology including AGVs, robotics, batteries, chargers, motors and other related products.

    Transbotics provides unique automation solutions to a variety of industries, including aerospace and defense, automotive (tier one supplier), ceramics, chemical processing, entertainment, food and beverage, newsprint and publishing, microelectronics, plastics, primary metals and recycling. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

    This release (including information or incorporated by reference herein) may be deemed to contain certain forward-looking statements, with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.


                       TRANSBOTICS CORPORATION


                    CONDENSED STATEMENTS OF INCOME
                             (Unaudited)

                            Three Months Ended     Six Months Ended
                            May 31,    May 31,    May 31,    May 31,
                              2007       2006       2007       2006
------------------------------------- --------------------- ----------

Net revenues               $2,882,086 $2,303,101 $4,389,768 $4,357,106
Cost of goods sold          2,025,126  1,665,256  3,125,631  3,175,378
------------------------------------- --------------------- ----------
    Gross profit              856,960    637,845  1,264,137  1,181,728
------------------------------------- --------------------- ----------

Operating expenses:
      Selling                 163,524    180,295    382,878    312,362
      General and
       administrative         453,084    369,429    833,098    709,903
      Research and
       development            198,068     70,449    367,843    125,154
------------------------------------- --------------------- ----------
                              814,676    620,173  1,583,819  1,147,419
------------------------------------- --------------------- ----------
            Operating
             income
             (loss)            42,284     17,672  (319,682)     34,309
------------------------------------- --------------------- ----------


Net interest expense         (17,488)   (12,755)   (32,781)   (20,765)
------------------------------------- --------------------- ----------

Income (loss) before
 income taxes                  24,796      4,917  (352,463)     13,544

Federal and state income
 taxes                              -          -          -          -
------------------------------------- --------------------- ----------


           Net income
            (loss)         $   24,796 $    4,917 $(352,463) $   13,544
===================================== ===================== ==========


Weighted average number of
 common shares outstanding  4,938,429  4,838,511  4,897,149  4,833,073
------------------------------------- --------------------- ----------

Income (loss) per common
 share - basic             $     0.01 $        - $   (0.07) $        -
Income (loss) per common
 share - diluted                 0.01          -     (0.07)          -

===================================== ===================== ==========

Dividends per common
 share                     $        - $        - $        - $        -
===================================== ===================== ==========

See Notes to the Condensed
 Financial Statements

    CONTACT: Transbotics Corporation
             Claude Imbleau, President, 704-362-1115